UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2011

ModusLink Global Solutions, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-23262	04-2921333
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1601 Trapelo Road Waltham, Massachusetts		02451
(Address of principal executive offices)		(Zip Code)

(781) 663-5001

(Registrant’s telephone number, including area code)

1100 Winter Street, Waltham, Massachusetts 02451

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On September 21, 2011, the Human Resources and Compensation Committee (the “Compensation Committee”) of the Board of Directors of ModusLink Global Solutions, Inc. (the “Company”) took several actions with respect to executive compensation.

Executive Management Incentive Plan

The Compensation Committee approved the ModusLink Global Solutions, Inc. FY2012 Executive Management Incentive Plan (the “Bonus Plan”). The Bonus Plan is designed to recognize and reward the achievement of financial, business and management goals that are essential to the success of the Company and its subsidiaries. The Bonus Plan relates to the Company’s fiscal year ending July 31, 2012. The Bonus Plan covers the executive officers of the Company among other individuals as determined by the Compensation Committee. Target bonus percentages for participating executive officers are set forth below.

Performance under the Bonus Plan will be measured based upon the Company’s fiscal 2012 results for Operating Income, as defined in the Bonus Plan (“Operating Income”) and business-related goals which have objective measurement criteria and have been established by the Compensation Committee for the Chairman, President and Chief Executive Officer and by the Chairman, President and Chief Executive Officer for other participants (“Personal Goals”). A portion of each participant’s target bonus percentage is allocated 70% to Operating Income and 30% to Personal Goals.

As to each component, performance is measured relative to a 25% level, a 50% level and a 100% level. Cash payments under the Bonus Plan may range, subject to the terms of the Bonus Plan, from 25% to 50% to 100% of each participant’s target bonus, with measurement between levels being computed on a pro rata basis between levels. Participants may earn payments above 100% of their targets, for performance above the 100% levels. For Operating Income, performance above the 100% level is subject to a maximum payout of 200% of the Operating Income component. Payouts for Personal Goals are not subject to a maximum.

A participant’s payout under the Bonus Plan will be calculated by multiplying for each component (A) the participant’s target bonus percentage, by (B) the weight percentage associated with the component, by (C) the achievement level for such component, by (D) the participant’s base salary; and then adding the resulting amounts.

The foregoing description is subject to, and qualified in its entirety by, the Bonus Plan filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Bonus Targets

The Compensation Committee approved the bonus targets, as a percentage of base salary, for fiscal year 2012 for the executive officers named in the table below:

Name	Bonus Target %
Joseph C. Lawler	125%
Steven G. Crane	70%
Peter L. Gray	60%
William R. McLennan	80%
David J. Riley	50%

Performance-Based Restricted Stock Bonus Plan

The Compensation Committee established the ModusLink Global Solutions FY2012 Performance-Based Restricted Stock Bonus Plan (the “Restricted Stock Bonus Plan”), for the issuance of performance-based restricted shares of the Company’s common stock to each of the Company’s executive officers and other senior executives. The award of restricted shares of common stock under this plan is contingent upon the Company’s achievement of certain levels of Operating Income (as defined under the Bonus Plan) for fiscal 2012, and is subject to additional awards based on the level of revenue achieved by the Company in fiscal 2012, as discussed in more detail below. No awards will be made under the plan if a minimum level of Operating Income is not achieved. If the minimum level of performance is achieved, participants will receive an award beginning at the 25% level shown below up to a maximum of 100%, with pro rata amounts between levels.

Awards would be made, if at all, on the third business day following the day the Company publicly releases its financial results for the fiscal year ending July 31, 2012. Any awards of restricted shares under the Restricted Stock Bonus Plan would vest in two equal installments, on the first and second anniversaries of the grant date provided the recipient remains employed by the Company, or a subsidiary of the Company, on each such vesting date. The awards which would be made if the performance criteria are met, for each executive officer, subject to a straight line sliding scale between levels, is set forth below:

	Number of Shares
Name	25% Level	100% Level
Joseph C. Lawler	21,975	87,900
Steven G. Crane	8,475	33,900
Peter L. Gray	7,075	28,300
William R. McLennan	9,425	37,700
David J. Riley	7,075	28,300

In addition to the awards set forth in the table, each award earned under the plan is subject to a multiplier related to achievement by the Company of a certain level of revenue in fiscal 2012. The percentage by which the Company’s revenue for fiscal 2012 exceeds the target level, if at all, will be multiplied by the number of shares to be issued relative to Operating Income performance, and added to the award. The foregoing description is subject to, and qualified in its entirety by, the Summary of ModusLink Global Solutions FY2012 Performance-Based Restricted Stock Bonus Plan filed as an exhibit hereto, which exhibit is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

The exhibits listed in the Exhibit Index below are filed with this report.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ModusLink Global Solutions, Inc.

Date:	September 27, 2011	By:	/s/ Steven G. Crane
Steven G. Crane
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	ModusLink Global Solutions, Inc. FY2012 Executive Management Incentive Plan.

10.2	Summary of ModusLink Global Solutions, Inc. FY2012 Performance-Based Restricted Stock Bonus Plan.